Exhibit 5.1

910 LOUISIANA HOUSTON, TEXAS 77002-4995 TEL +1 713.229.1234 FAX +1 713.229.1522 BakerBotts.com	AUSTIN BEIJING BRUSSELS DALLAS DUBAI HONG KONG HOUSTON	LONDON MOSCOW NEW YORK PALO ALTO RIYADH SAN FRANCISCO WASHINGTON

November 3, 2020

Summit Midstream Partners, LP

910 Louisiana Street, Suite 4200

Houston, TX 77002

Ladies and Gentlemen:

We have acted as counsel for Summit Midstream Partners, LP, a Delaware limited partnership (the “Partnership”), with respect to certain legal matters in connection with the filing by the Partnership with the Securities and Exchange Commission (the “Commission”) of a registration statement on Form S-1 (the “Registration Statement”) under the Securities Act of 1933, as amended (the “Securities Act”), registering the offering by the selling unitholders of 34,604,581 common units representing limited partner interests in the Partnership (the “common units”).

On September 29, 2020, Summit Midstream Partners Holdings, LLC (“SMP Holdings”), Summit Midstream Partners, LLC and, for limited purposes, the Partnership, entered into a Transaction Support Agreement (the “TSA”) with an ad hoc group of lenders party to the Term Loan Agreement, dated as of March 21, 2017 (the “Term Loan”), among SMP Holdings, the lenders party thereto (the “Term Loan Lenders”) and Credit Suisse AG, Cayman Islands Branch, as Administrative Agent and Collateral Agent (the “Term Loan Agent”) with respect to a consensual debt discharge and Term Loan restructuring transaction (together the “TL Restructuring”).

Pursuant to the terms of the TSA and the Strict Foreclosure Agreement between SMP Holdings and the Term Loan Agent (the “Strict Foreclosure Agreement”), the Term Loan Lenders, as Required Lenders under the Term Loan, will direct the Term Loan Agent to execute a strict foreclosure (the “Strict Foreclosure”) on behalf of the Term Loan Lenders on the 34,604,581 common units held by SMP Holdings and pledged as collateral under the Term Loan, which will be distributed to the respective Term Loan Lenders on a pro rata basis at the closing of the Strict Foreclosure. The Registration Statement registers these common units for resale by the Term Loan Lenders as selling unitholders.

In our capacity as your counsel in connection with the filing referred to above and as a basis for the opinions hereinafter expressed, we have examined (i) the Registration Statement and the prospectus contained therein (the “Prospectus”), (ii) the Second Amended and Restated Limited Liability Company Agreement of Summit Midstream GP, LLC, a Delaware limited liability company and the general partner of the Partnership (the “General Partner”), and the Certificate of Formation of the General Partner, each as amended to the date hereof, (iii) the First Amended and Restated Agreement of Limited Partnership of the Partnership, dated as of October 3, 2012, (iv) the Fourth Amended and Restated Agreement of Limited Partnership of Summit Midstream Partners, LP, dated as of May 28, 2020, as amended to the date hereof (the “Partnership Agreement”), (v) the Certificate of Limited Partnership of the Partnership, each as amended to the date hereof, (vi) originals, or copies certified or otherwise identified, of the partnership and limited liability company records of the Partnership and the General Partner, as furnished to us by the General Partner, (vii) originals, or copies certified or otherwise identified, of certificates of public officials and of representatives of the Partnership and the General Partner, (viii) the TSA, Strict

Foreclosure Agreement and other documents associated with the TL Restructuring and (ix) statutes and other instruments and documents as we deemed necessary or advisable for the opinions hereafter expressed. In addition, we have relied, without independent investigation, upon the factual accuracy of the representations and warranties contained in the certificates and documents we examined.

In connection with this opinion, we have assumed that (i) the Registration Statement and any amendments thereto (including post-effective amendments) will have become effective; (ii) the common units will be sold in compliance with applicable federal and state securities laws and in the manner stated in the Registration Statement and the Prospectus; (iii) the certificates, if any, for the common units will conform to the specimens thereof examined by us and will have been duly countersigned by a transfer agent and duly registered by a registrar of the common units, or, if uncertificated, valid book-entry notations will have been made in the unit register of the Partnership, in each case in accordance with the provisions of the governing documents of the Partnership; and (iv) each document submitted to us for review is accurate and complete, each such document that is an original is authentic, each such document that is a copy conforms to an authentic original and all signatures on each such document are genuine.

Based upon and subject to the assumptions, limitations and qualifications set forth herein, we are of the opinion that the common units have been duly authorized by the Partnership and were validly issued and are fully paid (to the extent required under the Partnership Agreement) and non-assessable (except as such nonassessability may be affected by matters described in Sections 17-303, 17-607 and 17-804 of the Delaware Revised Uniform Limited Partnership Act (the “Delaware LP Act”)).

The opinion set forth above is limited in all respects to the Delaware LP Act and applicable reported judicial decisions, rules and regulations interpreting and implementing those laws, and the federal laws of the United States of America, in each case as in effect on the date hereof. We express no opinion as to the effect of the laws of any other jurisdiction.

We hereby consent to the filing of this opinion of counsel as Exhibit 5.1 to the Registration Statement. We also consent to the reference to our Firm under the heading “Legal Matters” in the Prospectus forming a part of the Registration Statement. In giving this consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission thereunder.

Very truly yours,

/s/ Baker Botts L.L.P.